Exhibit 4.1(b)

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of November 21, 2008 (the “Effective Date”), is by and among PLAYBOY ENTERPRISES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association duly organized and existing under the laws of the United States (the “Successor Trustee”), and BANK OF AMERICA, N.A., (as successor by merger to LaSalle Bank National Association), a national banking association duly organized and existing under the laws of the United States (the “Resigning Trustee”).  Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of March 15, 2005 (the “Indenture”) between the Company and the Resigning Trustee, the Company issued an aggregate principal amount of $115,000,000 of its 3.00% Convertible Senior Subordinated Notes due 2025 (the “Notes”);

WHEREAS, the Company appointed the Resigning Trustee as the Paying Agent, Bid Solicitation Agent, Conversion Agent and Registrar;

WHEREAS, there is presently issued and outstanding $115,000,000 in aggregate principal amount of the Notes;

WHEREAS. Section 7.08 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company, upon which resignation the Company shall promptly appoint a successor Trustee;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Paying Agent, Bid Solicitation Agent, Conversion Agent and Registrar, and the Company desires to appoint the Successor Trustee as Trustee, Paying Agent, Bid Solicitation Agent. Conversion Agent and Registrar to succeed the Resigning Trustee under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, Bid Solicitation Agent, Conversion Agent and Registrar;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee. The Resigning Trustee hereby resigns as Trustee, Paying Agent, Bid Solicitation Agent, Conversion Agent and Registrar.  The Company accepts the resignation of the Resigning Trustee as Trustee, Paying Agent, Bid Solicitation Agent,

Conversion Agent and Registrar and hereby appoints the Successor Trustee as Trustee, Paying Agent, Bid Solicitation Agent, Conversion Agent and  Registrar.

2.           Company Representations and Warranties.  The Company represents and warrants to the Successor Trustee that:

a.           It is duly organized and validly existing under the General Corporation Law of the State of Delaware; and

b.           The execution and delivery of this Instrument have been duly authorized by the Company.

3.           Resigning Trustee Representations and Warranties.  The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.           No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the Responsible Officer who is signing this Instrument, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver;

b.           There is no action, suit or proceeding pending or, to the knowledge of the Responsible Officer who is signing this Instrument, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Paying Agent and Registrar;

c.           The Resigning Trustee shall endeavor to deliver to the Successor Trustee, as of or immediately after the Effective Date, all of the documents listed in Exhibit B hereto, including other documents reasonably obtainable as mutually agreed upon;

d.           The execution and delivery of this Instrument have been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation;

e.           The Resigning Trustee certifies that $115,000,000 in aggregate principal amount of the Notes is outstanding and interest thereon has been paid through September 15, 2008; and

f.           The Indenture has not been amended, supplemented or modified and remains in full force and effect.

4.           Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Resigning Trustee and the Company that it is eligible to serve as Trustee under Section 7.10 of the Indenture.

5.           Acceptance by Successor Trustee.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided that the resignation of the Resigning Trustee as Paying Agent, Bid Solicitation Agent and Conversion Agent and the appointment of the Successor Trustee as Paying Agent, Bid Solicitation Agent and Conversion Agent shall be effective as of the close of business on December 1, 2008, 10 business days after the Effective Date.  The Successor Trustee will perform the rights, powers and duties of the Trustee upon the terms and conditions set forth in the Indenture.  Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, a form of which is annexed hereto as Exhibit A, to be sent to each Holder of the Notes.

6.           Assignment etc. by Resigning Trustee.  Effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee, upon the trusts expressed in the Indenture, all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture.

7.           Additional Documentation.  The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.           Choice of Laws.  This Instrument shall be governed by the laws of the State of New York.

9.           Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one Instrument.

10.           Survival of Company’s Obligations to Resigning Trustee. Notwithstanding the resignation of the Resigning Trustee as Trustee, the Company shall remain obligated under the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its trusteeship as provided in the Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Company to the Resigning Trustee under the Indenture or any lien created in favor of the Resigning Trustee thereunder.

11.           Notices.  All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

Deutsche Bank National Trust Company
Attn: Victoria Y. Douyon, Vice President
Trust & Securities Services
222 South Riverside Plaza, 25th Floor
Chicago, Illinois 60606-5808
Telephone:         (312) 537-8126
Fax:                      (312) 537-1009

TO THE RESIGNING TRUSTEE:

Bank of America, N.A., as successor by merger to LaSalle
Bank National Association
135 S. LaSalle Street, Suite 1625
Corporate Trust Services Division
Chicago, Illinois 60603
Attention: Frank A. Pierson
Telephone:  (312) 904-5527
Fax:           (312) 904-4018

TO THE COMPANY:

Playboy Enterprises, Inc.
Attn: Assistant Treasurer
680 North Lake Shore Drive
Chicago, Illinois 60611
Telephone:  (312) 373-2190
Fax:           (312) 944-3949

12.           Effectiveness.  This Instrument and the resignation. appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Paying Agent, Bid Solicitation Agent and Conversion Agent and the appointment of the Successor Trustee as Paying Agent, Bid Solicitation Agent and Conversion Agent shall be effective as of the close of business on December 1, 2008, 10 business days after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

PLAYBOY ENTERPRISES, INC.

By /s/ Amy M. Williamson
  Its Assistant Treasurer

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Successor Trustee

By /s/ George F Kubin
  Its Vice President

By /s/ Jeffrey J. Powell
  Its Vice President

BANK OF AMERICA, N.A., as successor by merger to LaSalle
Bank National Association, as Resigning Trustee

By /s/ Frank A. Pierson
Name: Frank A. Pierson
Title: Assistant Vice President

EXHIBIT A

Notice to Holders of PLAYBOY ENTERPRISES, INC. 3.00% Convertible Senior Subordinated Notes Due 2025:

We hereby notify you of the resignation of BANK OF AMERICA, N.A., as successor by merger to LaSalle Bank National Association, as Trustee under the Indenture, dated as of March 15, 2005, pursuant to which your Notes were issued and are outstanding.

PLAYBOY ENTERPRISES, INC. has appointed DEUTSCHE BANK NATIONAL TRUST COMPANY, whose Corporate Trust Office is located at 222 South Riverside Plaza, 25th Floor, Chicago, Illinois 60606-5808, as successor Trustee under the Indenture, which appointment has been accepted and become effective.

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Successor Trustee

EXHIBIT B

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1.  Copy of the most recent of each of the reports delivered by the Company pursuant to Section 4.03 of the Indenture.

2.  Copy of Indenture.

3.  File of closing documents.

4.  Copy of the most recent Officer’s Certificate delivered pursuant to Section 4.04 of the Indenture.

5.  Certified list of holders of Notes as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered holders of Notes, the computer tape reflecting the identity of such holders).

6.  Copies of any official notices sent by the Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months.